EXHIBIT 99.2

NEWS RELEASE

Ivanhoe Energy closes sale of Pan-China Resources Ltd.

Note:  All figures are quoted in U.S. dollars unless otherwise noted.

CALGARY, CANADA (December 17, 2012) – Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) announced today that it has closed the previously announced Share Purchase and Sale Agreement with MIE Holdings Corporation (MIE) for all of the outstanding shares of its indirect, wholly owned subsidiary, Pan-China Resources Ltd.

In exchange for its indirect wholly-owned subsidiary, Ivanhoe Energy will receive the  $45 million purchase price, less adjustments. Per the terms of the Agreement, initial proceeds of approximately $35.6 million were delivered on closing and the Company will receive the remainder within six months.

Ivanhoe Energy expects to complete the transaction to divest the Zitong asset by the end of 2012.  In 2013 the Company plans to take significant steps to further develop the Tamarack project in Canada and Block 20 in Ecuador, and commercialize the HTL technology.

Ivanhoe Energy is an independent international heavy oil exploration and development company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary heavy oil upgrading process (HTLTM). Core operations are in Canada, United States, Ecuador, China and Mongolia, with business development opportunities worldwide. Ivanhoe Energy trades on the Toronto Stock Exchange with the ticker symbol IE and on the NASDAQ Capital Market with the ticker symbol IVAN.

For more information about Ivanhoe Energy Inc. please visit www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to the potential for commercialization and future application of the heavy oil upgrading technology and other technologies, statements relating to the continued advancement of Ivanhoe Energy's projects, statements relating to the timing and amount of proceeds of agreed upon and contemplated disposition transactions, statements relating to anticipated capital expenditures,  statements relating to the timing and success of regulatory review applications, and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions relating to matters that are not historical facts are forward-looking statements.  Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, new product development will not proceed as planned, the HTLTM technology to upgrade bitumen and heavy oil may not be commercially viable, geological conditions in reservoirs may not result in commercial levels of oil and gas production, the availability of drilling rigs and other support services, uncertainties about the estimates of reserves, the risk associated with doing business in foreign countries, environmental risks, changes in product prices, our ability to raise capital as and when required, our ability to complete agreed upon and planned asset dispositions, competition and other risks disclosed in Ivanhoe Energy's 2011 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.

For further information contact:

Hilary McMeekin
Manager, Corporate Communications
(403) 817 1108
hmcmeekin@ivanhoeenergy.com